Exhibit 10.3

FIRST AMENDED AND RESTATED EMPLOYMENT

AND NONCOMPETITION AGREEMENT

This First Amended and Restated Employment and Noncompetition Agreement (this “Agreement”) is made as of March 25, 2003 (the “Effective Date”) by and between GEO SPECIALTY CHEMICALS, INC., an Ohio corporation (“Company”), and WILLIAM P. ECKMAN (“Executive”).

WITNESSETH

WHEREAS, Company and Executive are parties to that certain Employment and Noncompetition Agreement, dated as of March 25, 1997 (the “Original Employment Agreement”). The parties desire to amend and restate the Original Employment Agreement such that this Agreement shall supersede and replace the rights and obligations of Company and Executive thereunder;

WHEREAS, the Company desires to employ Executive, and Executive desires to be employed by the Company to undertake such responsibilities as are necessary to assist in running the businesses of the Company, all in accordance with the provisions of this Agreement;

WHEREAS, Executive has been an Officer of the Company and a Member of GEO Chemicals Limited, an Ohio Limited Liability Company and a shareholder of the Company, and has valuable knowledge and experience pertaining to the business of the Company, and the parties desire to arrange for the continuation of his services to the Company; and

WHEREAS, as an inducement to the Company extending its employment arrangement with Executive, the parties also desire to arrange for Executive’s undertaking not to compete with the Company.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, it is hereby agreed as follows:

1.    Employment. Subject to the provisions of Section 11 hereof, commencing as of the Effective Date and continuing through five (5) years following the Effective Date (the “Renewal Term”), the Company hereby employs Executive as Executive Vice President, Chief Financial Officer, Secretary and Treasurer of the Company with responsibility for the performance of such executive services and duties as shall be reasonably assigned to and requested of him by, and subject to the direction and supervision of, the Board of Directors of the Company. Subject to the provisions of Section 11 hereof, commencing on March 25, 2008 and the 25th day of each March thereafter, the term of this Agreement shall be automatically extended for additional one (1) year period(s), on the same terms and conditions as contained herein, unless either party gives written notice to the other party of his or its intention not to extend the employment hereunder at least ninety (90) days prior to March 25th of any year following the Renewal Term of this Agreement (the “Additional Term(s)”) (the Renewal Term and the Additional Term(s), if any, are hereinafter referred to as the “Employment Period”).

Executive hereby accepts such employment and agrees that he will, subject to the next following sentence, devote his full time and undivided efforts to the business and affairs of the Company and serve the Company in its business and perform his duties to the best of his ability. Executive shall be permitted to hold a limited number of charitable trusteeships or board positions provided that his responsibilities in connection therewith are reasonable in scope and do not adversely affect the ability of Executive to perform his duties hereunder.

2.    Salary and Bonus. (a) As compensation for his services during the Employment Period, Executive shall receive a base salary at the rate of Two Hundred Seventy Five Thousand Dollars ($275,000) per year. The Company will make a good faith effort to adjust Executive’s salary to be consistent with the top quartile of similarly situated executives. Such salary shall be subject to being increased, but not decreased, based upon an annual review, although any increase shall be at the sole discretion of the Board of Directors of the Company. Such salary shall be payable no less frequently than in equal monthly installments. In the event Executive’s employment with the Company is terminated for any reason prior to the expiration of the Employment Period, other than a discharge without Cause, as defined in that certain Shareholders Agreement, originally dated March 25, 1997, and amended and restated as of July 31, 1998, entered into by and among the Company, Charter Oak Partners, Charter Oak Capital Partners L.P., GEO Chemicals Limited, Executive, George P. Ahearn and others, Executive’s receipt of such salary shall terminate immediately. In the event Executive is discharged without Cause such salary shall be payable to Executive as follows: (i) if such discharge occurs on or prior to the first anniversary of the Effective Date, such salary shall be payable until the third anniversary of the Effective Date, (ii) if such discharge occurs between the first and third anniversaries of the Effective Date, such salary shall be payable until the expiration of two (2) years from the date of discharge, and (iii) if such discharge occurs on or after the third anniversary of the Effective Date, such salary shall be payable until the later of the fifth anniversary of the Effective Date or for one (1) year after the date of Executive’s discharge, whichever is later.

(b)    In addition to the base salary referred to in Section 2(a) hereof, and subject to the discretion of the Company’s Board of Directors, Executive will be eligible to receive bonus compensation in each year of the Employment Period based upon the achievement of annual financial and non-financial executive goals as agreed between the Company’s Board of Directors and Executive. The parties shall seek to agree upon such executive goals in writing each year concurrently with the determination of Executive’s salary. The executive goals for any period may be attached to this Agreement from time to time and marked Exhibit A.

3.    Expenses. The Company shall reimburse Executive for reasonable expenses incurred by him on behalf of the Company in the performance of his duties during the Employment Period. Executive shall furnish the Company with such documentation as is requested by the Company in order for it to comply with the Internal Revenue Code and regulations thereunder in connection with the proper deduction of such expenses.

4.    Benefits. During the Employment Period, Executive shall be entitled to participate in any employee benefit plans which are maintained or established by the Company for its senior executives generally, subject, however, to all of the terms and conditions thereof, including any eligibility requirements therefor. In any event, the Company agrees to provide (i) medical insurance coverage equal to that provided for other senior executive of the Company; (ii) life insurance coverage equal to two (2) times Executive’s base salary; and (iii) participation in the Company’s 401(k) plan or other standard retirement plan maintained by the Company. In the event Executive’s employment with the Company is terminated for any reason prior to the expiration of the Employment Period, other than a discharge without Cause, Executive’s receipt of such benefits shall immediately cease. In the event Executive is discharged without Cause, Executive shall receive such benefits for the amount of time he is eligible to receive payments of salary under Section 2(a) above, except that, in the event that, and for so long as, he is unable to find suitable alternative employment, Executive shall be entitled to receive health care benefits from the Company, on a substantially equivalent basis, until the expiration of the Renewal Term.

5.    Vacations. During the Employment Period, Executive shall be entitled to four (4) weeks of paid vacation per year.

6.    Nondisclosure. Except for information which is already in the public domain, which is publicly disclosed by persons other than Executive, which is required by law to be disclosed, or which is required in order for Executive to properly perform his duties hereunder, Executive shall at all times during and after his employment with the Company hold in strictest confidence any and all confidential information within his knowledge (whether acquired prior to or during his employment with the Company) concerning the products, processes, services, business, suppliers and customers of the Company. Such confidential information includes, without limitation, financial information, sales and distribution information, price lists, the identity and lists of actual and potential customers and technical information, all to the extent that such information is not intended by the Company for public dissemination.

7.    Noncompetition. Commencing as of the Effective Date and continuing through the date upon which payments cease to be made by the Company pursuant to Section 2(a) or one (1) year after the date of termination of his employment with the Company, whichever is later, Executive shall not, without the prior written consent of the Company, (a) solicit business from or compete with the Company for the business of any customer of the Company as reflected on the books of the Company either as of the date hereof or as of the date of Executive’s termination of employment with the Company, or (b) either directly or indirectly operate or perform any advisory or consulting services for, invest in (other than stock in a publicly-held corporation which is traded on a recognized securities exchange or in an established over-the-counter market, provided that the ownership of such equity interest does not give Executive the right to control or substantially influence the policy or operational decisions of such corporation), or otherwise become associated with in any capacity, any company, partnership, organization, proprietorship or other entity which develops, manufactures, prepares, sells or distributes products or performs services then in competition with the products developed, manufactured, prepared, sold or distributed or services rendered by the Company anywhere in the markets in which the Company competes at any time during such period.

8.    Noninterference. Executive shall not, at any time during the Employment Period or within one (1) year after the termination of his employment with the Company, whichever is later, without the prior written consent of the Company, directly or indirectly, induce or attempt to induce any employee, agent or other representative or associate of the Company to terminate its relationship with the Company, or in any way directly or indirectly interfere with such a relationship or any relationship between the Company and any of its suppliers or customers.

9.    Disclosure of Proprietary Information. Executive will promptly disclose in writing to the Board each improvement, discovery, idea and invention relating to the business of the Company made or conceived by Executive, either alone or in conjunction with others, while employed by the Company or during the Employment Period, or, one (1) year after the termination of his employment with the Company, whichever is later, if such improvement, discovery, idea or invention results from or was suggested by such employment. Executive will not disclose any such improvement, discovery, idea or invention to any person, except the Company. Each such improvement, discovery, idea or invention shall be the sole and exclusive property of, and is hereby assigned to, the Company and at the request of the Company, Executive will assist and cooperate with the Company and any person or persons from time to time designated by the Company to obtain for the Company the grant of any letters patent in the United States and/or any foreign country, covering any such improvement, discovery, idea or invention, and will in conjunction therewith execute such applications, statements, assignments or other documents, furnish such information and data and take all such other action (including without limitation the giving of testimony) as the Company may from time to time reasonably request. Should Executive not be an employee of the Company at the time such cooperation and assistance is rendered, he shall be reimbursed for all reasonable and related out-of-pocket expenses incurred by him.

10.    Remedies. Executive acknowledges that Sections 6, 7, 8 and 9 hereof were negotiated at arms’ length, with the advice of counsel and are required for the fair and reasonable protection of the Company. In the event of an alleged breach by Executive of his obligations under Sections 6, 7, 8 and 9, the Company shall give Executive written notice thereof, and Executive shall have thirty (30) days to cease such activities to the satisfaction of the Company before the Company may file any legal action pursuant to this Section 10. Executive and the Company further acknowledge and agree that a continued breach of any of those obligations and agreements will result in irreparable and continuing damage to the Company for which there will be no adequate remedy at law, and therefore, Executive and the Company agree that, in the event of any breach of said obligations and agreements, the Company and its successors and assigns shall be entitled to injunctive relief and such other and further relief, including monetary damages, as is proper in the circumstances. It is further agreed that the running of the periods provided above in Sections 7, 8 and 9, respectively, shall be tolled during any period during which Executive shall be adjudged to have been in violation of any of his obligations under such Sections.

11.    Termination. This Agreement shall terminate and, except for the obligations of the Company set forth in Sections 2 and 4 hereof and the obligations of Executive set forth in Sections 6, 7, 8 and 9, which shall survive such termination, all rights and obligations of the Company and Executive hereunder shall be completely void upon the earliest to occur of the following:

(a) expiration of the Employment Period;

(b) voluntary termination by Executive of his employment with the Company, a right reserved to Executive hereunder;

(c) discharge of Executive with or without good cause;

(d) the death of Executive; and

(e) at the election of the Company, the disability of Executive, which, for purposes hereof, shall mean the inability of Executive for a continuous period of six (6) months to perform the essential functions of his position hereunder on an active full time basis, with or without reasonable accommodations, by reason of disability or impairment of health. A certificate from a physician acceptable to both the Company and Executive to the effect that Executive is or has been disabled and incapable of performing the essential functions of his position with or without reasonable accommodations for the Company as previously performed shall be conclusive of the fact that Executive is incapable of performing such reasonable services and is or has been disabled for the purposes of this Agreement.

12.    Reformation of Agreement; Severability. In the event that any of Sections 6, 7, 8 or 9 shall be found by a court of competent jurisdiction to be invalid or unenforceable as against public policy, such court shall exercise its discretion in reforming such provision to the end that Executive shall be subject to such restrictions and obligations as are reasonable under the circumstances and enforceable by the Company. In the event that any other provision or term of this Agreement is found to be void or unenforceable to any extent for any reason, it is the agreed upon intent of the parties hereto that all remaining provisions or terms of the Agreement shall remain in full force and effect to the maximum extent permitted and that the Agreement shall be enforceable as if such void or unenforceable provision or term had never been a part hereof.

13.    Assignment. This Agreement shall inure to the benefit of, and shall be binding upon, the Company, its successors and assigns. Executive shall not assign this Agreement without the written consent of the Company, but this Agreement shall be binding upon Executive and his heirs, estate and personal representatives.

14.    Arbitration. In the event a dispute concerning the terms and operation of this Agreement arises, and if the Company and Executive do not come to an agreement with respect to such dispute within thirty (30) days after the notice of said dispute is provided by either party under Section 15 hereof, the Company and Executive shall submit the dispute to arbitration in Cleveland, Ohio, under the commercial rules of the American Arbitration Association then in effect. Such arbitration shall be final and binding upon the parties and enforceable in a court of competent jurisdiction. Judgment on such arbitration award, from which no appeal or review may be taken, may be entered in any court having jurisdiction and enforced accordingly.

15.    Notice. Any notice required to be given under the terms of this Agreement shall be in writing, and mailed to the recipient’s last known address or delivered in person. If sent by registered or certified mail, such notice shall be effective when mailed; otherwise, it shall be effective upon delivery.

(i)	If to the Company, to:

GEO Specialty Chemicals, Inc.

c/o Charter Oak Partners

10 Wright Street

Building B

Westport, Connecticut 06880

Attn: Anthony J. Dowd

Telecopier: (203) 222-2720

(ii)	If to Executive, to:

William Eckman

GEO Chemicals, Inc.

401 South Avenue

Suite 3A

Lafayette, IN 47904

16.    Entire Agreement; Amendments; Waivers. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof. It may not be changed orally but only by a written agreement signed by Executive and an officer of the Company specifically designated by the Board of Directors of the Company to execute such amendment. The terms or covenants of this Agreement may be waived only by a written instrument specifically referring to this Agreement and executed by the party waiving compliance. The failure of the Company at any time or from time to time to require performance of any of Executive’s obligations under this Agreement shall in no manner affect the Company’s right to enforce any provisions of this Agreement at a subsequent time; and the waiver by the Company of any right arising out of any breach shall not be construed as a waiver of any right arising out of any subsequent breach.

17.     Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio.

[Signature on next page]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

GEO SPECIALTY CHEMICALS, INC.

By:
WILLIAM P. ECKMAN		Title:

Exhibit A

Executive Goals For Calendar Year 2003

Financial and Non-Financial

1.	General Terms

Bonus shall range from 0-100% of basic salary in effect. Bonus to be based upon achievement of both financial and non-financial goals.

2.	Financial Goals

Achievement of financial goals will be determined by the Board of Directors, in its discretion, and may represent up to 75% of the total bonus amount.

•	Improving the cash position of the Company relative to 2002

•	Improving the EBITDA of the Company relative to 2002

•	Compliance with senior loan agreement leverage ratios throughout 2003

3.	Non-Financial Goals

Achievement of non-financial goals will be determined by the Board of Directors, in its discretion, and may represent up to 25% of the total bonus amount. The non-financial goals for Executive will be:

•	To provide strategic direction to the Company with the objective of continuing profitability in order to meet all financial obligations

•	To provide visionary and effective leadership for all of the Company’s employees so they can understand and endorse the Company’s business plans and execute them in an enthusiastic and efficient manner

•	To take the initiative to institute prudent actions to control costs, conserve capital, and optimize the working capital or cash required to run the Company’s business

•	To set the highest standards for ethical business practices and conduct the Company’s business in compliance with all laws, particularly in the area of safety, environmental, and community awareness

•	To provide the organizational tools to execute the Company’s business plans by instituting an effective planning process, responsible stewardship programs, employee training and development techniques and appropriate incentive awards.

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